Exhibit 99.1

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement (this “Agreement”) dated as of December 22, 2010 between Repsol YPF, S.A., a limited liability company (sociedad anónima) duly organized on November 12, 1986, under the laws of the Kingdom of Spain (the “Vendor”), and Eton Park Master Fund, Ltd., a Cayman Islands company (the “Purchaser”).  Hereinafter, the Vendor and the Purchaser shall jointly be referred to as the “Parties,” and each one of them individually as a “Party.”

WHEREAS, YPF, S.A. (the “Company”) is a limited liability company (sociedad anónima) organized under the laws of Argentina, 83.10% of the capital stock of which is directly or indirectly owned by the Vendor.

WHEREAS, the Purchaser desires to purchase 4,166,667 American Depositary Shares (“ADSs”) of the Company, each representing one Class D share of the Company, par value 10 pesos per share (the “Firm ADSs”).

WHEREAS, the ADSs were issued under the Amended and Restated Deposit Agreement dated as of November 13, 2009 among the Company, The Bank of New York Mellon as Depositary and the holders from time to time of American Depositary Receipts issued thereunder.

WHEREAS, the Vendor and the Purchaser have agreed to enter into a Warrant Agreement with respect to 4,166,667 ADSs of the Company (the “Option ADSs”), substantially in the form of Exhibit A attached hereto.

WHEREAS, on this date, and simultaneously with the signing of this Agreement, the Vendor and the Purchaser have entered into a registration rights agreement with respect to the Firm ADSs and the Option ADSs.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  The following terms, as used herein, have the following meanings:

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Body that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Madrid, Spain or Buenos Aires, Argentina are authorized or required by Applicable Law to close.

“Governmental Body” means any governmental body, agency or official of any country or political subdivision of any country, including any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority (including any self-regulatory organization), agency or commission or any court, tribunal, or judicial or arbitral body.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

ARTICLE 2
Purchase and Sale

Section 2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, the Vendor agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Vendor, all of the Firm ADSs at the Closing for a purchase price of US$39 per Firm ADS and an aggregate purchase price of US$162,500,013, which purchase price shall be paid as provided in Section 2.02. The ADSs may be delivered by the Vendor or by subsidiaries of the Vendor.

Section 2.02.  Closing.  (a)  The closing (the “Closing”) of the purchase and sale of the Firm ADSs hereunder shall take place at the offices of Davis Polk & Wardwell LLP on December 23, 2010.

           (b)           At the Closing: (i) the Purchaser shall deliver the cash purchase price payable pursuant to Section 2.01 to the Vendor, in immediately available funds by wire transfer to an account designated by the Vendor by notice to the Purchaser prior to the Closing; and (ii) the Vendor shall deliver to the Purchaser a physical American Depositary Receipt (“ADR”) representing the Firm ADSs, which physical ADR shall bear the following legend:

NEITHER THE ADSs EVIDENCED HEREBY NOR THE SHARES UNDERLYING SUCH ADSs HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND NEITHER THE ADSs NOR THE SHARES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) PURSUANT TO A TRANSACTION THAT IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO REPSOL YPF S.A. IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE

REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.  IN ADDITION, THE SHARES UNDERLYING THE ADSs EVIDENCED HEREBY MAY BE OFFERED AND SOLD IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT.

(c)           The Parties agree to enter into a Warrant Agreement with respect to the Option ADSs substantially in the form set forth as Exhibit A hereto simultaneously with the Closing.

ARTICLE 3

Representations and Warranties of The Vendor

The Vendor hereby represents and warrants to the Purchaser that:

Section 3.01.  Organization and Existence.  The Vendor is a corporation (sociedad anónima) duly organized and validly existing under the laws of the Kingdom of Spain.

Section 3.02.  Authorization.  The execution, delivery and performance by the Vendor of this Agreement and the consummation by the Vendor of the transactions contemplated hereby are within the powers of the Vendor and have been duly authorized by all necessary action on the part of the Vendor.  This Agreement constitutes the valid and binding agreement of the Vendor, enforceable against the Vendor in accordance with its terms.

Section 3.03.  Governmental and Court Authorization.  The execution, delivery and performance by the Vendor of this Agreement and the consummation by the Vendor of the transactions contemplated hereby require no action by, or in respect of, or consent, approval or authorization of, or filing, registration or qualification with, any Governmental Body.

Section 3.04.  Non-contravention.  The execution, delivery and performance by the Vendor of this Agreement do not and shall not (i) contravene or conflict with the articles of incorporation, bylaws or other organizational document binding on the Vendor, (ii) contravene or conflict with or constitute a violation of any Applicable Law binding upon or applicable to the Vendor or (iii) require any consent, approval or other action by any Person or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Vendor or to a loss of any benefit to which the Vendor is entitled under any agreement, contract, indenture, lease or other instrument binding upon the Vendor or any license, franchise, permit or other similar authorization held by the Vendor.

Section 3.05.  Title to the Firm ADSs.  The Vendor has valid title to the Firm ADSs to be sold under this Agreement free and clear of all security interests, claims, liens, equities or other encumbrances.

Section 3.06.  The sale of the Firm ADSs by the Vendor pursuant to this Agreement is not prompted by any material information concerning the Company or any of its subsidiaries that is not on file with or has not been submitted to the Securities and Exchange Commission (the “SEC”).

Section 3.07.  The Vendor has no knowledge of any material fact or information concerning the Company, or the operations, assets, condition, financial or otherwise, or prospects of the Company which is required under applicable law to be made generally available to the public and which has not been, or is not being, or will not be, made generally available to the public through information that is on file with or submitted to the SEC.

ARTICLE 4
Representations and Warranties of The Purchaser

Section 4.01.  Private Placement.  The Purchaser hereby represents and warrants to and agrees with the Vendor that:

(i)           Neither the ADSs evidenced hereby nor the shares underlying such ADSs have been registered under the Securities Act and neither the ADSs nor the shares may be offered, sold, pledged or otherwise transferred except (a) (1) pursuant to a transaction that in the opinion of counsel reasonably satisfactory to the Vendor is exempt from registration under the Securities Act or (2) pursuant to an effective registration statement under the Securities Act and (b) in accordance with all applicable securities laws of the states of the United States.  In addition, the shares underlying the ADSs evidenced hereby may be offered and sold in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act;

(ii)           It is a “qualified institutional buyer” as defined in Rule 144A (a “QIB”) under the Securities Act;

(iii)           It is acquiring the Firm ADSs for its own account or for one or more accounts (each of which is a QIB and as to each of which it exercises sole investment discretion and for each of which it has full power to make the acknowledgments, representations and agreements herein) and not with a view to, or for sale in connection with, any public resale or distribution thereof;

(iv)           It understands that no offering circular or prospectus will be provided or prepared in connection with the offer and sale of the Firm ADSs;

(v)           It has conducted its own investigation of the Firm ADSs and the Vendor has not made any representation to it, express or implied, with respect to the Firm ADSs or the Company.  It has received and reviewed all financial and other information that it believes is necessary or appropriate in connection with its decision to purchase the Firm ADSs;

(vi)           It represents that it has such knowledge and experience in financial and business matters (including investments in unregistered equity securities of non-U.S. issuers) as to enable it to evaluate the merits and risk of its investment in the Firm ADSs and that it and any accounts for which it is acting is able to bear the economic risk of investing in and holding such Firm ADSs;

(vii)           It understands that the Firm ADSs are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act;

(viii)           It understands that no representation is being made as to the availability of Rule 144 or any other exemption under the Securities Act for the reoffer, resale, pledge or transfer of the Firm ADSs;

Section 4.02.  Organization and Existence.  The Purchaser hereby represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands.

Section 4.03.  Authorization.  The Purchaser hereby represents and warrants that the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary action on its part.  This Agreement constitutes a valid and binding agreement enforceable against the Purchaser in accordance with its terms.

Section 4.04.  Governmental and Court Authorization.  The Purchaser hereby represents and warrants that the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby require no action by, or in respect of, or consent, approval or authorization of, or filing, registration or qualification with, any Governmental Body.

Section 4.05.  Non-contravention.  The Purchaser hereby represents and warrants that the execution, delivery and performance by the Purchaser of this Agreement do not and shall not (i) contravene or conflict with the articles of incorporation, bylaws or other organizational document binding on the Purchaser, (ii) contravene or conflict with or constitute a violation of any Applicable Law binding upon or applicable to the Purchaser or (iii) require any consent, approval or other action by any Person or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Purchaser or to a loss of any benefit to which the Purchaser is entitled under any agreement, contract, indenture, lease or other instrument binding upon the Purchaser or any license, franchise, permit or other similar authorization held by the Purchaser.

ARTICLE 5
Miscellaneous

Section 5.01.  Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to the Vendor, to:

Repsol YPF S.A.
Paseo de la Castellana 278-280
28046 Madrid (Spain)
Att: Corporate Director Finance
Facsimile No.: + 34 90 255 51 34

with copies (which shall not constitute notice) to:

Repsol YPF S.A.
Paseo de la Castellana 278-280
28046 Madrid (Spain)
Att: Corporate Director Legal Services
Facsimile No.: + 34 91 348 40 86

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Att:  Nicholas A. Kronfeld
Facsimile No.: + 1 (212) 450-5950

if to Purchaser, to:

Eton Park Capital Management, L.P.
399 Park Ave., 10th Floor
New York, NY 10022
Att:         Marcy Engel, Chief Operating Officer and General Counsel
Ricardo Salmon, Senior Managing Director
Facsimile No.: + 1 646 521 6360

with copies (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Ave
New York, NY 10022
Att:  Robert Treuhold, Esq.

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 5.02.  Amendments; Waivers.  (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.03.  Expenses.  All costs and expenses (including legal fees and expenses) incurred in connection with this Agreement shall be paid by the Party incurring such costs or expenses.

Section 5.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto.

Section 5.05.  Governing Law.  This Agreement shall be construed in accordance with and governed by the internal law of the State of New York, without regard to the conflicts of law rules of such state.

Section 5.06.  Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought against any of the Parties in any United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection it may now have or hereafter have to venue laid therein or that any such suit, action or proceeding which is brought in such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 5.01 shall be deemed effective service of process on such Party.

Section 5.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY

IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.08.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

Section 5.09.  Entire Agreement; Third-Party Beneficiaries.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty of either Party hereto not set forth herein has been made or relied upon by any Party hereto.  Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

Section 5.10.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 5.11. Survival.  The covenants, agreements, representations and warranties of the Parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing.

Section 5.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.13. Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior consent of the other Party, except to the extent that such Party is advised by counsel that such release or announcement is necessary or advisable under applicable law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall to the extent practicable provide the other Party with an opportunity to review and comment on such release or announcement in advance of its issuance.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Repsol YPF, S.A.

By:	/s/ Fernando Ramírez Mazarredo
Name: Fernando Ramírez Mazarredo
Title: Chief Financial Officer

Eton Park Master Fund, LTD.

By:	Eton Park Capital Management, L.P., its Investment Manager

By:	/s/ Marcy Engel
Name: Marcy Engel
Title: Chief Operating Officer & General Counsel Eton Park Capital Management, L.P.

Exhibit A

Warrant Agreement

[Filed as Exhibit 99.3]